CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-152839 on Form N-14 of our reports dated February 25, 2008, relating to the financial statements and financial highlights of Strategic Growth and Income Portfolio, Strategic Conservative Growth Portfolio, Strategic Growth Portfolio, MetLife Balanced Strategy Portfolio, MetLife Growth Strategy Portfolio and MetLife Aggressive Strategy Portfolio of Met Investors Series Trust appearing in the Annual Report on Form N-CSR of Met Investors Series Trust for the year ended December 31, 2007, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.



/s/Deloitte & Touche LLP


Boston, Massachusetts
September 8, 2008